Exhibit 23.2

FAX (303) 623-4258

621 SEVENTEENTH STREET    SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The Board of Directors
Synergy Resources Corporation
Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File numbers 333-167216 and 333-172576), Form S-3 (File numbers 333-177123, 333-186726, 333-188364, 333-201732, and 333-206876) and on Form S-8 (File number 333-191684) of Synergy Resources Corporation (the “Company”) of our report relating to the Company’s proven oil and gas reserves which was filed as Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended August 31, 2015 (the “10-K”), and information derived from our report included in the 10-K.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
October 12, 2015
Denver, Colorado